Exhibit 99.1

NEWS RELEASE

Enbridge Reviewing Restructuring Plan to Drop Down its U.S. Liquids Pipeline Assets to Enbridge Energy Partners

HOUSTON — (December 3, 2014) - Enbridge Inc. (NYSE:ENB) (TSX:ENB) (“Enbridge” or “ENB”) has announced it is reviewing a potential restructuring plan that would involve the transfer of its directly held U.S. liquids pipeline assets to Enbridge Energy Partners, L.P. (NYSE:EEP) (the “Partnership” or “EEP”), a U.S. affiliate of Enbridge. This review is underway and has not progressed to a conclusion.

In the event that we receive a proposal from Enbridge, the Board of Directors (the “Board”) of Enbridge Energy Management, L.L.C. (“Enbridge Management”), the delegate of EEP’s general partner, would appoint a special committee comprised of independent directors to review and consider any such proposal. Acceptance of a proposal is subject to the review and favorable recommendation by the special committee and final approval by the Board.

“Enbridge’s recent restructuring announcement is a clear message that Enbridge is seriously considering further drop down transactions to EEP. Enbridge’s U.S. liquids pipeline systems are extensive and include very strategic assets such as the Flanagan South, Spearhead, Seaway, Toledo, and Southern Access Extension pipelines. In addition, EEP and Enbridge have jointly funded several major expansions of the Lakehead pipeline system in the Great Lakes region of the United States. All of these pipeline systems and jointly funded projects are attractive investments for EEP. Enbridge’s U.S. pipeline systems are largely underpinned by low-risk commercial frameworks, such as cost of service or ship-or-pay commitments,” said Mark A. Maki, president of Enbridge Management.

“The potential drop down of Enbridge’s U.S. liquids pipelines systems would add substantial new sources of long-lived and growing cash flows to EEP’s already exceptional portfolio of liquids pipeline systems. The restructuring plan under consideration by Enbridge once again demonstrates the strategic alignment and support of our sponsor Enbridge, and its commitment to enhancing the value of EEP for all of our investors,” concluded Maki.

An independent committee of the Board is currently reviewing and considering the terms of the previously announced proposed transfer to EEP of Enbridge’s 67 percent interest in the U.S. segment of the Alberta Clipper pipeline, which, if approved, is expected to be completed by the end of 2014.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. manages the business and affairs of EEP, and its sole asset is an approximate 17 percent limited partner interest in EEP. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the general partner of EEP and holds an approximate 34 percent interest in Enbridge Partners together with all of the outstanding preferred interests in EEP.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including but not limited to those discussed more extensively in our filings with the U.S. securities regulators. The effect of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequently filed Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad, CFA	Terri Larson, APR
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com
Website: www.enbridgepartners.com